Exhibit 15.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form F-3 No. 333-267724) of Cazoo Group Ltd and the Registration Statement (Form S-8 No. 333-260711) pertaining to the Cazoo Group Ltd Incentive Equity Plan of our reports dated March 30, 2023, with respect to the consolidated financial statements and the effectiveness of internal control over financial reporting of Cazoo Group Ltd included in this Annual Report (Form 20-F) for the year ended December 31, 2022.

/s/ Ernst & Young LLP

London, United Kingdom

March 30, 2023